Exhibit 5.2

E:	lou@bevilacquapllc.com
T:	202.869.0888
W:	bevilacquapllc.com

November 8, 2021

Stran & Company, Inc.

2 Heritage Drive, Suite 600

Quincy, Massachusetts 02170

Re:	Securities Being Registered Under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as United States counsel to Stran & Company, Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company with the United States Securities and Exchange Commission (the “Commission”) of (i) units (the “Units”), each unit consisting of one share (collectively, the “Shares”) of Common Stock of the Company, par value $0.0001 per share (the “Common Stock”) and one warrant to purchase one share of Common Stock of the Company at an exercise price per share equal to 125% of the price of the Units offered pursuant to the Registration Statement (as defined below) (the “Investor Warrants”), (ii) the Shares, (iii) the Investor Warrants, (iv) the Shares underlying the Investor Warrants, (v) underwriter’s warrants to purchase a number of shares equal to 3% of the number of the Shares sold pursuant to the Registration Statement at an exercise price of 125% of the price of the Shares offered pursuant to the Registration Statement (the “Underwriter’s Warrants”, together with the Investor Warrants, the “Warrants”) and (vi) the Shares underlying the Underwriter’s Warrants, pursuant to a Registration Statement on Form S-1 (File No. 333-260109) initially filed by the Company with the Commission on October 7, 2021, as thereafter amended or supplemented (the “Prior Registration Statement”) and a second Registration Statement on Form S-1 filed pursuant to Rule 462(b) promulgated under the Securities Act (the “462(b) Registration Statement”, and together with the Prior Registration Statement, the “Registration Statement”). This opinion letter is being furnished to you in connection with your filing of the 462(b) Registration Statement relating to the registration of the offering by the Company of the foregoing securities, and in accordance with the Legal Matters section of the Prior Registration Statement, as it pertains to the portions of New York law set forth below. This opinion does not cover the authorization and valid issuance or execution and delivery of the Units, Shares or Warrants under Nevada law, which are the subject of opinion of other counsel.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed (i) the legal capacity of all natural persons executing documents, (ii) the genuineness of all signatures, (iii) the authenticity, accuracy and completeness of all documents submitted to us as originals and the conformity to authentic original documents submitted to us as certified, conformed or reproduced copies. We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents. We have also assumed that the persons identified as officers of the Company are actually serving in such capacity and that the 462(b) Registration Statement will be declared effective. In our examination of documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.

As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

1050 Connecticut Ave., NW, Suite 500

Washington, DC 20036

PG. 2 November 8, 2021

Based upon and subject to the foregoing, we are of the opinion that, assuming the Warrants have been duly authorized, executed and delivered by the Company in accordance with the laws of Nevada, when the 462(b) Registration Statement becomes effective under the Securities Act of 1933, as amended (the “Act”), and when such Warrants are duly executed and authenticated in accordance with their terms and issued and delivered, as contemplated by the Registration Statement and the underwriting agreement by and between the Company and the representative of the underwriters, such Warrants will constitute the valid and legally binding obligations of the Company, enforceable in accordance with their terms, except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Warrants that requires or relates to adjustments to the exercise price at a price or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

Notwithstanding anything in this letter which might be construed to the contrary, our opinion expressed herein is limited to the laws of the State of New York. We express no opinion with respect to the applicability to, or the effect on, the subject transaction of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state other than the State of New York. The opinion expressed herein is based upon the law of the State of New York in effect on the date hereof and as of the effective date of the 462(b) Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the 462(b) Registration Statement should such law be changed by legislative action, judicial decision, or otherwise. Except as expressly set forth in our opinion above: (i) we express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof, and (ii) we express no opinion as to compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the 462(b) Registration Statement, to the use of our name as the Company’s United States counsel and to all references made to us in the Initial Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. This opinion is given as of the effective date of the 462(b) Registration Statement, and we are under no duty to update the opinions contained herein.

Very truly yours,

/s/ Bevilacqua PLLC
Bevilacqua PLLC